Exhibit 99.1

FOR IMMEDIATE RELEASE

April 7, 2021

ART’S WAY MANUFACTURING ANNOUNCES 7.5%

INCREASE IN REVENUE OVER PRIOR YEAR FOR

FIRST QUARTER OF FISCAL 2021

ARMSTRONG, IOWA, April 7, 2021 – Art’s Way Manufacturing Co., Inc. (Nasdaq: ARTW), a diversified, international manufacturer and distributor of equipment serving agricultural, research and steel cutting needs, announces its financial results for the first quarter of fiscal 2021.

	For the Three Months Ended
	(Consolidated)
	February 28, 2021	February 29, 2020
Sales	$5,401,000	$5,026,000
Operating (Loss)	$(369,000)	$(470,000)
Net (Loss)	$(315,000)	$(437,000)
EPS (Basic)	$(0.07)	$(0.10)
EPS (Diluted)	$(0.07)	$(0.10)

Weighted Average Shares Outstanding:
Basic	4,475,279	4,315,481
Diluted	4,475,279	4,315,481

Sales: Our consolidated corporate sales for the three-month period ended February 28, 2021 were $5,401,000 compared to $5,026,000 during the same period in fiscal 2020, an increase of $375,000, or 7.5%. The increase in consolidated revenue is due to increased sales in our Agricultural Products segment.

Our first quarter sales in our Agricultural Products segment were $3,500,000 compared to $2,953,000 for the same period in fiscal 2020, an increase of $547,000, or 18.5%. The increase in revenue is due to increased demand for our grinder mixers, beet equipment and service parts. We had a very successful early order program last fall producing the strongest backlog we have seen in the last five years, setting us up for a strong first half of the year. We attribute the increased backlog to the government payments farmers received last year coupled with recent years of conservative spending during times of agriculture downturn.

Our first quarter sales in our Modular Buildings segment were $1,291,000 compared to $1,457,000 for the same period in fiscal 2020, a decrease of $166,000, or 11.4%. Our decrease in revenue is due largely to the progress on a large construction contract that neared completion at the end of the first quarter of fiscal 2021. Quoting activity for modular buildings increased greatly during the first quarter of fiscal 2021 compared to activity during fiscal 2020. We believe this bodes well for this business segment going forward.

Our Tools segment had sales of $610,000 during the first quarter compared to $616,000 for the same period in fiscal 2020, a decrease of $6,000, or 1.0%. While the sales volume for the first quarter of fiscal 2021 is comparable to that of the first quarter of fiscal 2020, we believe this segment has the potential to grow as gas prices increase and as we are fully able to handle the volume of our OEM customer.

Net Loss: Consolidated net loss was $(315,000) for the three-month period ended February 28, 2021 compared to net loss of $(437,000) for the same period in fiscal 2020. The decreased net loss is due to increased sales in our Agricultural Products segment and a decrease in our consolidated administrative costs. We are carrying strong backlogs into the second quarter in two of three segments and are expecting improved results for the second quarter of fiscal 2021.

Loss per Share: Loss per basic and diluted share for the first quarter of fiscal 2021 was ($0.07), compared to loss per basic and diluted share of $(0.10) for the same period in fiscal 2020.

President and CEO of Art’s Way Manufacturing, David King reports, “We are pleased to report top-line growth in the first quarter due to the increased revenue in our Agricultural Products segment. With strong backlogs for the Agricultural Products and Tools segments, as well as increased quoting activity for Modular Buildings, we are optimistic about continued revenue growth for the remainder of the year.”

“While our outlook for the year is positive, we continue to navigate challenges related to increased prices for steel, building materials and purchased components along with availability issues. As such, we have raised prices where necessary and are diligently working with suppliers to ensure delays do not negatively affect our ability to deliver products.”

King also states, “We are excited to announce the launch of a new logo and branding initiative for the Agricultural Products segments during the second quarter that will position the company as a forward-thinking power player in the agricultural equipment manufacturing industry. We’re not only updating the brand; we’re recommitting our efforts to better serve dealers and operators.”

About Art’s Way Manufacturing Co., Inc.

Art's Way manufactures and distributes farm machinery niche products including animal feed processing equipment, sugar beet defoliators and harvesters, land maintenance equipment, plows, hay and forage equipment, manure spreaders, reels for combines and swathers, as well as modular animal confinement buildings and laboratories, and specialty tools and inserts. After-market service parts are also an important part of Art’s-Way’s business. Art’s-Way has three reporting segments: agricultural products; modular buildings; and tools.

For more information, contact: David King, Chief Executive Officer

712-864-3131

investorrelations@artsway-mfg.com

Or visit our website at www.artsway-mfg.com/

Cautionary Statements

This release includes "forward-looking statements" within the meaning of the federal securities laws. Statements made in this release that are not strictly statements of historical facts, including our expectations regarding: (i) our business position; (ii) potential growth in our business segments; (iii) future results, including the timing of increased performance; and (iv)the benefits of our business model and strategy, are forward-looking statements. Statements of anticipated future results are based on current expectations and are subject to a number of risks and uncertainties, including, but not limited to: customer demand for our products; credit-worthiness of our customers; our ability to operate at lower expense levels; our ability to complete projects in a timely and efficient manner in accordance with customer specifications; our ability to renew or obtain financing on reasonable terms; our ability to repay current debt, continue to meet debt obligations and comply with financial covenants; domestic and international economic conditions; the ongoing COVID-19 outbreak; factors affecting the strength of the agricultural sector; the cost of raw materials; unexpected changes to performance by our operating segments; obstacles related to liquidation of product lines and segments; and other factors detailed from time to time in our Securities and Exchange Commission filings. Actual results may differ markedly from management's expectations. We caution readers not to place undue reliance upon any such forward-looking statements. We do not intend to update forward-looking statements other than as required by law.